EXHIBIT 3.1


                             CERTIFICATE ELIMINATING
                              REFERENCE TO A SERIES
                           OF SHARES OF STOCK FROM THE
                          CERTIFICATE OF INCORPORATION

                                       OF

                         TII NETWORK TECHNOLOGIES, INC.

         Pursuant to the provisions of Section 151(g) of the General Corporation Law of the State of Delaware, it is hereby certified that:

      1.  The  name  of  the  corporation   (hereinafter   referred  to  as  the
"Corporation") is TII Network Technologies, Inc. The corporation was previously named TII INDUSTRIES, INC.

      2. The designation of the series of shares of stock of the Corporation to which this certificate relates is SERIES C CONVERTIBLE PREFERRED STOCK.

      3. The voting powers, designations, preferences, and the relative, participating, optional, or other rights, and the qualifications, limitations, and restrictions of the said series of shares of stock were provided for in a resolution adopted by the Board of Directors of the Corporation pursuant to authority expressly vested in it by the provisions of the Certificate of Incorporation of the Corporation. A Certificate setting forth the said resolution has been heretofore filed with the Secretary of State of the State of Delaware pursuant to the provisions of Section 151(g) of the General Corporation Law of the State of Delaware.

      4. The Board of Directors of the Corporation has adopted the following resolution:

                    RESOLVED,  that  none of the  authorized
               shares of stock of the Corporation's SERIES C
               CONVERTIBLE PREFERRED STOCK designated are outstanding; and further

                    RESOLVED,  that none of the said  series
               of the shares of stock of the Corporation will be issued; and further

                    RESOLVED,   that  all   shares   of  the
               Corporation's preferred stock, par value $1.00 per share, heretofore designated as shares of the Corporation's SERIES C CONVERTIBLE PREFERRED STOCK be, and they hereby are, returned to the status of authorized unissued shares of the Corporation's preferred stock, par value $1.00 per share, without designation; and further

                    RESOLVED,  that the proper  officers  of
               the Corporation be, and hereby are, authorized and directed to file a certificate setting forth this resolution with the Secretary of State of the State of Delaware pursuant to the provisions of Section 151(g) of the General Corporation Law of the State of Delaware for the purpose of eliminating from the Certificate of Incorporation of the Corporation all reference to the said series of shares of stock.

Signed on September 14, 2005

                                   /s/ Timothy J. Roach
                                   -----------------------------------
                                   Timothy J. Roach,
                                   President